EXHIBIT (11)


                          NORTHWEST NATURAL GAS COMPANY
                 Statement re: Computation of Per Share Earnings
                                   (Unaudited)



                                            Three Months          Nine Months
                                               Ended                Ended
Thousands, except per share amounts          Sept. 30             Sept. 30
--------------------------------------------------------------------------------
                                            2003     2002      2003      2002
                                         ------------------- -------------------

Earnings (loss) applicable to common
   stock                                 $(6,546)  $(6,590)  $24,026    $23,680


   Debenture interest less taxes              70        72       209        217
                                         -------   -------   -------    -------


Net income (loss) available for
   diluted common stock                  $(6,476)  $(6,518)  $24,235    $23,897
                                         =======   =======   =======    =======


Average common shares outstanding         25,777    25,492    25,692     25,389


   Stock options                              43        66        28         60

   Convertible debentures                    316       328       316        328
                                         -------   -------   -------    -------


Diluted common shares                     26,136    25,886    26,036     25,777
                                         =======    ======   =======    =======


Diluted earnings (loss) per share
   of common stock                       $ (0.25)  $ (0.26)  $  0.93    $  0.93
                                         =======   =======   =======    =======


     For the three months ended Sept. 30, 2003 and 2002 there were no shares attributable to outstanding stock options excluded from the calculation of diluted earnings (loss) per share. For the nine months ended Sept. 30, 2003 and 2002, 83,000 shares and 82,500 shares, respectively, attributable to outstanding stock options were excluded from the calculation of diluted earnings per share because the effect was antidilutive.